EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                       VACATION OWNERSHIP MARKETING, INC.



         The undersigned, Christopher Astrom, hereby certifies that:

         1. He is the Chief Executive Officer of Vacation Ownership Marketing, Inc., a Delaware corporation;

         2. Vacation Ownership Marketing, Inc. was incorporated in Delaware pursuant to a Certificate of Incorporation filed with the Delaware Secretary of State on June 10, 1969. The Certificate of Incorporation was amended on November 13, 1980 and August 15, 2001.

         3. Vacation Ownership Marketing, Inc.'s Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:


         FIRST: The name of the corporation is VACATION OWNERSHIP MARKETING, INC.

         SECOND: The address of its registered office in the State of Delaware is No. 229 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD: The nature of the business or purposes to be conducted or promoted is:

         (a) To engage in the purchase, sale, development and marketing of resort properties as time-shared condominium units, and to engage in such other related transactions and business and to direct the operations of any other corporations or business organizations through the ownership of stock or any interest therein;

         (b) To utilize published materials, such as direct mail marketing promotions, and other communications and advertising mechanisms, to achieve the development and marketing of the corporation's properties;

         (c) To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes;

         (d) To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest therein, wherever situated;

         (e) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation; and

         (f) The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

         FOURTH:

         (a) Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is 1,010,000,000, of which 1,000,000,000 shall be designated common stock, par value $.001 per share, and of which 10,000,000 shall be designated preferred stock, par value $.001 per share.

         (b) Preferred Stock. Preferred stock may be issued in one or more series. The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of Incorporation determining the terms of such series, which amendment need not be approved by the shareholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

         FIFTH: The name and mailing address of each incorporator is as follows:

                  NAME                  MAILING ADDRESS
                  ----                  ---------------

                  B.                    J. Consono 100 West Tenth Street
                                        Wilmington, Delaware

                  F.                    J. Obara, Jr. 100 West Tenth
                                        Street Wilmington, Delaware

                  J.                    L. Rivera 100 West Tenth Street
                                        Wilmington, Delaware

         SIXTH:  The corporation is to have perpetual existence.

         SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                  To make, alter or repeal the by-laws of the corporation.

                  To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                  To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

                  When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease, or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

                  To acquire other corporations or businesses, or any part thereof, or their assets subject to any liabilities, and to acquire any securities or interests in other corporations or businesses and to pay for same by or with securities of the corporation and to exchange securities of the corporation or assets of the corporation for securities or assets of other corporations or businesses, except if same shall be limited by Section 271 of the Delaware Corporation Law or any other sections or provisions of the Delaware Corporation Law now or hereinafter enacted.

         EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of
Section 279 if Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be written ballot unless the by-laws of the corporation shall so provide.

         TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         ELEVENTH: The corporation shall, to the full extent permitted by
Section 145 of the Delaware Corporation Law, as amended from time to time, indemnify all person whom it may indemnify pursuant thereto.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of Vacation Ownership Marketing, Inc., hereby affirms and acknowledges under penalty of perjury that the filing of the Amended and Restated Certificate of Incorporation is the act and deed of the Corporation.



                            By: /s/ CHRISTOPHER ASTROM
                               -------------------------------
                            Name:  Christopher Astrom
                            Title: Chief Executive Officer